Exhibit 10.1

SEPARATION OF EMPLOYMENT AGREEMENT

AND GENERAL RELEASE

THIS AGREEMENT, made and entered into on this 18th day of October, 2006, by and between Radian Group Inc. a Delaware corporation (hereinafter “Radian” or the “Company”), and Howard Yaruss (“Executive”), reads as follows:

I. BACKGROUND

A. The Company currently employs Executive. The Company and Executive have mutually agreed to terminate Executive’s employment effective March 20, 2007 (the “Termination Date”). The Company and Executive agree that the “Notice” required by the Retention Agreement, as defined below, was provided to the Executive on September 20, 2006 in accordance with the Retention Agreement. The Company and Executive further agree that between September 20, 2006 and the Termination Date, Executive shall continue as an employee of the Company in accordance with the memorandum to Executive attached hereto as Appendix A.

B. In appreciation for Executive’s dedicated and successful service to the Company and in exchange for all of Executive’s undertakings in this Agreement, the Company and Executive wish to enter into an agreement to (i) provide a release by Executive of the Company as to any claims that might be asserted by the Executive, as further described herein, and (ii) assuming that Executive complies with, executes, and does not revoke this Agreement and the Second Release, as defined below, provide Executive with the benefits and entitlements described in Section 2 of Article II.

II. SUBSTANTIVE PROVISIONS

In consideration of the mutual promises contained in this Agreement, the Company and Executive, intending to be legally bound, agree as follows:

1. Executive and the Company agree that, except as specifically provided below, the Retention Agreement previously entered into by Executive and the Company dated February 14, 2005 (the “Retention Agreement”) and the change in control agreement between Executive and the Company dated October 30, 1997 (the “CIC Agreement”) shall terminate and be of no further force or effect on the Termination Date.

2. In consideration of the performance of the obligations undertaken by Executive under Sections 4 and 7, and the releases provided by Executive pursuant to Section 6, and in lieu of any payment under the Company’s current severance pay plan for employees or executives, and assuming no payments are due to Executive under the CIC Agreement, the Company shall pay or cause to be paid or provided to Executive, subject to applicable employment and income tax withholdings and deductions, the following amounts and benefits:

(a) Executive shall receive salary continuation payments, at the monthly rate of base salary (prior to any deductions) in effect for Executive on the Termination Date, for the period beginning on the Termination Date and ending on the date that is twelve months after the Termination Date (referred to as the “Severance Period”). Such salary continuation payments, subject to normal withholdings, shall be made in equal monthly installments on the first day of each month during the Severance Period, beginning on the first day of the month following the Termination Date.

(b) Executive shall receive a bonus payment in an amount equal to the product of (1) the Executive’s target bonus for the 2006 calendar year, multiplied by (2) a fraction, with the numerator equal to the number of days in the current calendar year preceding the Notice Date, as defined below, and the denominator equal to 365. The bonus payment shall be payable in cash when bonuses for the 2006 calendar year are otherwise paid to executives. No other bonuses shall be due to Executive.

(c) Executive, his spouse and dependents shall receive (1) continued coverage under the Company’s group health plan for the twelve-month period following Executive’s Termination Date or, if earlier, until the date on which Executive is eligible for coverage under a plan maintained by a new employer (including any self-employment or partnership) or under a plan maintained by his spouse’s employer or (2) cash in lieu of such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which such coverage is provided). Executive agrees and acknowledges that he is required to notify the Company of his eligibility for alternate health coverage within thirty days of becoming eligible for any such coverage. The continued coverage provided to Executive under this subsection, including cost-sharing, shall be substantially identical to the coverage provided during such period by the Company for its employees generally, as if Executive had continued in employment during such period. The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), shall run concurrently with the period of continued coverage following the Termination Date.

(d) Executive shall be paid for all unused personal and vacation time which the parties agree shall be 19.5 vacation days and 1 personal day as of March 20, 2007.

(e) Executive shall be reimbursed for customary and reasonable Executive outplacement services, in accordance with Company policy, for a period not to exceed twelve (12) months.

(f) The Company shall reimburse Executive for all reasonable attorneys’ fees and expenses associated with the review of this Separation of Employment Agreement and General Release in an amount not to exceed $5,000.

(g) Executive shall receive prior to the end of April, 2007, the value of his interest in the Radian SERP (as calculated by the Company in accordance with the SERP) as of March 20, 2007, less applicable taxes.

All payments and benefits due in accordance with the terms of this Section 2 shall be made to Executive (or his estate) regardless of whether he dies or becomes disabled following the date of this Agreement and prior to payment being made. No payments or benefits shall be payable pursuant to this Section 2 if any payments are due to Executive under the CIC Agreement. In addition to the foregoing, and not conditioned on the execution of this Agreement, Executive shall receive all benefits due under any employee benefit plans or programs under which Executive participated and under which Executive has accrued and become or may become entitled to benefits, other than under any Company separation or severance plan or programs, in accordance with the terms of the applicable plan or program and applicable law.

3. Executive agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Executive all other amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Executive, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Executive in the future. Executive acknowledges that the Company is not required to enter into this Agreement and that the provisions of Section 2 will provide Executive with benefits that are in excess of that to which Executive otherwise would have been entitled.

4. (a) Executive further agrees and acknowledges that by reason of his employment by and service to the Company, he has had access to confidential information of the Company, and, therefore, Executive hereby reaffirms his obligations under, and agrees that he shall continue to be subject to, the terms of Section 3 of the Retention Agreement notwithstanding the termination of the Retention Agreement.

(b) For the purposes of this Section 4, Section 5 and Section 6, the term “Company” shall be deemed to include Radian and the subsidiaries and affiliates of Radian.

5. (a) Executive acknowledges and agrees that the restrictions contained in Section 4 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b) Executive further acknowledges and agrees that a breach of the restrictions in Section 4 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of proving actual damages, or posting of a bond, and (ii) an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that the provisions of Section 4 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c) If Executive breaches his obligations under Section 4, he agrees that suit may be brought, and that he consents to personal jurisdiction, in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection which he may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

6. (a) For and in consideration of the benefits to be paid pursuant to this Agreement, and intending to be legally bound, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Agreement and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs. As a further condition for the receipt of the benefits set forth in this Agreement, Executive also agrees to execute an additional release to the Company, as set forth in Appendix B, as of the Termination Date (the “Second Release”), and Executive agrees that the Second Release shall be executed within twenty-one (21) days after the Termination Date.

(b) Notwithstanding anything in this Agreement to the contrary, Executive does not waive any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other that under any Company separation or severance plan or programs).

(c) Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

(d) In consideration for Executive’s agreement as set forth herein, the Company agrees to pay and provide Executive with the amounts and benefits described in Section 2. Executive agrees that he is not entitled to any payments, benefits, severance payments or other compensation beyond that expressly provided herein or expressly provided in the Company’s benefit plans and programs.

7. (a) Executive and the Company further agree, covenant and promise that neither of them will in any way communicate the terms of this Agreement to any person other than Executive’s immediate family and his attorney and financial consultant, or to the Company’s officers, directors or employees, or when necessary to enforce this Agreement or to advise a third party of Executive’s obligations under this Agreement unless this Agreement becomes a public document by reason of its disclosure by the Company. Executive also agrees that for a period of one year following the Termination Date, Executive will provide, and that at all times after the date hereof the Company may similarly provide, a copy of Section 4 to any business or enterprise (i) which Executive may directly or indirectly own, manage, operate, finance, join, control or of which he may participate in the ownership, management, operation, financing, or control, or (ii) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit to be used Executive’s name.

(b) The Company and Executive agree not to disparage the name, business reputation or business practices of Executive by the Company or of the Company or its subsidiaries or affiliates, or of its or their officers, employees and directors or agents, by Executive.

8. Nothing in this Agreement shall prohibit or restrict Executive from (a) making any disclosure of information required by law, (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resource officers, or (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

9. The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Company, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owned by the Company to Executive.

10. Executive hereby certifies that he has read the terms of this Agreement, including the release set forth in Section 6, that he has had the opportunity to discuss it with his attorney, and that he understands its terms and effects. Executive acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described above, which he acknowledges is adequate and satisfactory to him. None of the parties named in Section 6, nor their agents, representatives, or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

11. Executive hereby acknowledges that he has had the right to consider this Agreement for a period of 21 days prior to execution. Executive also understands that he has the right to revoke this Agreement, and the release set forth in Section 6, for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103, Attention: Chief Executive Officer, in which event the provisions of this Agreement shall be null and void (except as provided in Section 12 below), and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

12. Executive acknowledges and agrees that if he revokes this Agreement and the release set forth in Section 6 or revokes the Second Release, (i) Executive’s employment with the Company will terminate as of the Termination Date, (ii) Executive will not receive any payments under this Agreement, (iii) Executive will receive only any amounts due for services performed through the Termination Date, and (iv) Executive will continue to be subject to the requirements of Section 3 of the Retention Agreement as described therein. Executive acknowledges and agrees that this Agreement satisfies the 180-day advance notice requirement for termination of employment under the Retention Agreement.

13. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon the Company and Executive and the successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to Executive as required by Section 2. Executive may not assign any of his personal undertakings hereunder.

14. This Agreement supersedes all prior agreements including the Retention Agreement and CIC Agreement previously entered into by Executive and the Company, except as specifically set forth in this Agreement, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved and executed by Executive and a member of the Board on behalf of the Company.

15. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Executive obtains other employment.

16. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Radian Group Inc.

By:	/s/ Robert E. Croner
Senior Vice President, Human Resources

/s/ Howard S. Yaruss
Witness	Executive

APPENDIX A

Memorandum

TO:	Howard Yaruss

FROM:	Robert Croner

DATE:	September 20, 2006

SUBJECT:	Transition Period and Termination of Employment

Consistent with the notice given to you on September 20, 2006 (the “Notice Date”) of the termination of your employment with Radian Group Inc. and its affiliates (together, the “Company”) to be effective March 20, 2007 (“Date of Termination”), this memorandum confirms your status for the period up to the Date of Termination.

1.	Your employment with the Company will cease on the Date of Termination.

2.	Until the Date of Termination, you will remain an employee of the Company and will only render such transition services as specifically and reasonably requested. Transition services include consulting and cooperating with your successor and the Company’s Chief Executive Officer, as requested. You are no longer required to be at work in your office and you shall perform you duties from another location and be reasonably available by telephone and email.

3.	Until the Date of Termination, the Company will continue to pay your salary at the monthly rate of your base salary in effect on the Notice Date and you and your dependents will continue to receive benefits under the Company’s employee benefit plans and programs.

4.	Notwithstanding anything herein to the contrary, your employment with the Company will be subject to termination for Cause (as defined in your Change in Control Protection Agreement) at any time until the Date of Termination.

All severance arrangements shall be governed by the Agreement to which this memorandum is attached, subject to your fulfilling all of your duties thereunder, including executing, and not revoking, the Second Release.

APPENDIX B

SECOND RELEASE TO THE COMPANY

In further consideration of compensation and benefits provided to Howard Yaruss (“Executive”) pursuant to the Agreement between Executive and the Company entered into as of September 20, 2006 (the “Agreement”), Executive hereby executes this Second Release To The Company (herein the “Second Release”) and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Second Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship and the termination of Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs.

Notwithstanding anything in this Agreement to the contrary, Executive does not waive any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become or may become entitled to benefits (other that under any Company separation or severance plan or programs).

Executive shall have twenty-one (21) days to execute this Second Release following his Termination Date, and the provisions of Sections 5(a), 10, 11 and 12, as set forth in the Agreement, are hereby incorporated herein.

I hereby execute this Second Release as of                     , 2007.

Howard Yaruss

Witness